Exhibit 10.3

Amendment to Non-Employee Director Compensation Program - Increase to Annual Cash Retainer

In connection with the periodic review of our non-employee director compensation program, effective as of July 23, 2019, the Board of Directors (the “Board”) of Las Vegas Sands Corp. (the “Company”) approved an increase in the annual cash retainer paid to our non-employee directors from $100,000 to $150,000, provided that such $50,000 increase in the annual cash retainer will not result in a corresponding increase in the automatic annual grants of restricted stock to our non-employee directors under Section 9(f) of the Company’s Amended and Restated 2004 Equity Award Plan. For the avoidance of doubt, no changes were made at this time to the annual grants of restricted stock or the meeting fees and committee retainers provided to our non-employee directors.